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EXHIBIT 23D(2)

                           THE PENN STREET FUND, INC.
                        SUB-INVESTMENT ADVISORY AGREEMENT

     THIS AGREEMENT is made as of the __ day of ____________, 2002, between The Penn Street Fund, Inc. (the "Company"), Citco-Quaker Fund Advisors, Inc. a registered investment adviser and investment adviser to each series of the Company (the "Fund Manager") and Berkshire Advisors, Inc. (the "Sub-Adviser").

                                    RECITALS

     WHEREAS, the Company is organized under the laws of the state of Maryland as a corporation and operates and is registered as an open-end management investment company of the series type under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Company is authorized by its Articles of Incorporation and by-laws to issue separate Portfolios of shares representing interests in separate investment portfolios (the "Portfolios");

     WHEREAS, The Company has authorized the issuance of shares of beneficial interest in, among others, a Portfolio known as The Berkshire Advisors Select Equity Portfolio (the "Portfolio");

     WHEREAS, Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Adviser's Act") and engages in the business of asset management;

     WHEREAS, the Company has retained Fund Manager to furnish investment advisory services to each series of the Company, including the Portfolio, pursuant to a written agreement for such services;

     WHEREAS, the Fund Manager desires to retain Sub-Adviser to furnish day-to-day investment advisory services to the Portfolio pursuant to the terms and conditions of this Agreement, Sub-Adviser is willing to so furnish such services, and the Company has approved such engagement;

     NOW THEREFORE, in consideration of the foregoing and the agreements and covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

1.   Appointment

     The Company and Fund Manager hereby appoint the Sub-Adviser to provide day-to-day investment advisory services to the Portfolio for the periods and on the terms set forth in this Agreement. Sub-Adviser accepts the appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.   Delivery of Documents

     The Company and/or Fund Manager have furnished or will furnish Sub-Adviser with properly certified or authenticated copies of each of the following:

     f. Resolutions of the Company's Board of Directors authorizing the appointment of Sub-Adviser and approving this Agreement;

     g. The Company's most current Registration Statement on form N-1A promulgated under the 1940 Act and under the Securities Act of 1933, as amended (the "1933 Act");

     h. The Company's current Prospectus and Statement of Additional Information (together called the "Prospectus") i. All compliance policies and/or procedures adopted by the Board of Directors of the Company that are applicable to the operations of the Portfolio.

     The Company and/or Fund manager will furnish Sub-Adviser with properly certified or authenticated copies of all amendments of or supplements to the foregoing at the same time as such documents are required to be filed with the SEC and/or state authorities, or at such time as officially adopted by the Board of Directors of the Company.

3.   Management

     Subject to the supervision of the Company's Board of Directors and Fund Manager, Sub-Adviser will provide a continuous investment program for the Portfolio, including investment research and management with respect to all securities, investments, cash and cash equivalents in the Portfolio. Sub-Adviser will determine from time to time what securities and other investments will be purchased, retained or sold by the Portfolio. Sub-Adviser will provide the services under this Agreement in accordance with the Portfolio's investment objectives, policies and restrictions as such are set forth in the Portfolio's prospectus from time to time. Sub-Adviser further agrees that it:

     (a) will conform its activities in all material respects to all applicable rules and regulations adopted by the U.S. Securities and Exchange Commission (the "SEC") and will, in addition, conduct its activities under this agreement in accordance with the regulations of any other federal and state agency which may now or in the future have jurisdiction over its activities under this Agreement;

     (b) will place orders pursuant to its investment determinations for the Portfolio either directly with the respective issuers or with any broker or dealer. In placing orders with brokers or dealers, Sub-Adviser will attempt to obtain the best net price and the most favorable execution of its orders under the circumstances. Consistent with this obligation, when Sub-Adviser believes two or more brokers or dealers are comparable in price and execution, Sub-Adviser may prefer:
          (I) brokers and dealers who provide Sub-Adviser with research advice and other services, or who recommend or sell Company shares, and (II) brokers who are affiliated with the Portfolio, Fund Manager, and/or Sub-Adviser; provided, however, that in no instance will portfolio securities be purchased from or sold to Sub-Adviser in principal transactions. The Board of Directors of the Company has adopted procedures pursuant to Rule 17a-7 and Rule 17e-1 with respect to transactions between the Portfolio and affiliated persons and the Portfolio and Affiliated broker/dealers, respectively; which procedures Sub-Adviser expressly agrees to comply with; and

     (c) will provide, at its own cost, all office space, facilities and equipment necessary for the conduct of its advisory activities on behalf of the Portfolio.

4.   Services not Exclusive

     (a) Services to Other Funds. The advisory services to be furnished by Sub-Adviser hereunder are not to be considered exclusive, and Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not materially impaired thereby; provided, however, that without the written consent of the Company's Board of Directors, which consent will not be unreasonably withheld, Sub-Adviser will not serve as an investment advisor to any other registered management investment company having a fund with investment objectives and principal investment strategies substantially similar to those of the Portfolio.

     (b) Status of Sub-Adviser. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and not an agent for the Company, the Fund Manager or the Portfolio and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company, Portfolio or Fund Manager in any way.

5.   Books and Records

     In compliance with Rule 31a-3 promulgated under the 1940 Act, Sub-Adviser hereby agrees that all records which it maintains for the benefit of the Portfolio are the property of the Portfolio and further agrees to surrender promptly to the Portfolio any of such records upon the Portfolio's request. Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 promulgated under the 1940 Act, the records required to be maintained by it pursuant to Rule 31a-1 promulgated under the 1940 Act resulting from the services to the Portfolio provided by Sub-Adviser pursuant to Section 3 of this Agreement.

6.   Expenses

     During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its investment advisory services furnished to the Portfolio other than the costs of securities and other investments (including brokerage commissions and other transaction charges) purchased or sold for the Portfolio.

7.   Compensation

     The Fund Manager will pay to Sub-Adviser, and Sub-Adviser will accept as full compensation for its services rendered hereunder, an investment advisory fee, computed at the end of each month and payable within five (5) business days thereafter, equal to the annual rate of 0.75% of the average daily net assets of the Portfolio. All parties to this Agreement do hereby authorize and instruct the Portfolio's Administrator, Citco-Quaker Fund Services, Inc., or its successor, to provide a calculation each month of the gross amount due the Sub-Advisor and to remit such fee payments directly to Sub-Adviser. In the event that Sub-Adviser's services to the Portfolio begin or end at a time other than the beginning or end of a month, fees payable to the Sub-Adviser will be prorated for that portion of the month during which services were actually provided.

     During the term of this Agreement, Sub-Adviser may, from time to time, waive receipt of some or all of its fee and/or reimburse the Portfolio for other expenses incurred by the Portfolio in order to assist the Portfolio to maintain a certain overall expense ratio, such expense ratio to be determined by the Sub-Adviser at its discretion. Sub-Adviser is under no obligation to waive receipt of its fees, reimburse the Portfolio for expenses, or attempt in any manner to maintain any predetermined expense cap. Such actions and/or waivers on the part of Sub-Adviser are entirely voluntary. However, in the event Sub-Adviser does undertake such waivers and/or reimbursements, Sub-Adviser may recover such waived fees and/or reimbursed expenses, at Sub-Adviser's discretion, at any time for a period of thirty-six months subsequent to the time such waiver or reimbursement is made.

8.   Limitation of Liability

     Sub-Adviser shall not be liable for any error of judgment, mistake of law or for any other loss suffered by the Portfolio in connection with the performance of this Agreement, except a loss resulting from a breach of Sub-Adviser's fiduciary duty with respect to the receipt of compensation for services or a loss to the Portfolio resulting from willful malfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9.   Duration and Termination

     This Agreement shall become effective as of the date first written above and, unless sooner terminated as provided herein, shall continue in effect until _______________, 2004. Thereafter, this Agreement shall be renewable for successive periods of one year each, provided such continuance is specifically approved annually:

     (c) By the vote of a majority of those members of the Board of Directors who are not parties to the Agreement or interested persons of any such party (as that term is defined in the 1940 Act), cast in person at a meeting called for the purpose of voting on such approval; and

     (d) By vote of either the Board of Directors or a majority (as that term is defined in the 1940 Act) of the outstanding voting securities of the Fund.

     Notwithstanding the foregoing, this Agreement may be terminated by the Company or by Fund Manager or by Sub-Adviser at any time upon sixty (60) days written notice, without payment of any penalty. Any such termination by the Company must be authorized by vote of the Board of Directors or by vote of a majority of the outstanding voting securities of the Portfolio. This Agreement will automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

10.  Amendment of this Agreement

     No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by a written instrument signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Portfolio's outstanding voting securities (as defined in the 1940 Act).

11.  Miscellaneous

     The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of, the parties hereto and their respective successors.

12.  Counterparts

     This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original, and all of which, together, shall constitute one Agreement.

13.  Governing Law

     This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania.

14.  Notices

     Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Company:                          If to the Sub-Adviser:
------------------                          ----------------------

The Penn Street Fund, Inc.                  Berkshire Advisors, Inc.
1288 Valley Forge Road, Suite 88            2240 Ridgewood Road
Valley Forge, PA  19482                     Wyomissing, PA  19610
Attn:  G. Michael Mara                      Attn:  Jay R. Kemmerer
President                                   President

If to the Fund Manager:
-----------------------

Citco-Quaker Fund Advisors, Inc.
1288 Valley Forge Road, Suite 88
Valley Forge, PA  19482
Attn:  David D. Jones
President

15.  Disclosures

     Neither the Company, the Portfolio nor the Fund Manager shall, without the written consent of Sub-Adviser, which consent shall not be unreasonably withheld, make representations regarding the Sub-Adviser or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials. The Sub-Adviser shall respond in writing within five (5) business days of any such request for prior written consent and in the event Sub-Adviser does not so respond, Sub-Adviser shall be deemed to have consented to the disclosure document, advertisement, sales literature or other promotional materials submitted to the Sub-Adviser.

16   Non-Liability of Directors and Shareholders

     All obligations of the Portfolio hereunder shall be binding only upon the assets of the Portfolio and shall not be binding upon any Director, officer, employee, agent or shareholder of the Portfolio. Neither the authorization of any action by the Directors or shareholders of the Portfolio nor the execution of this Agreement on behalf of the Portfolio shall impose any liability upon any Director, officer or shareholder of the Portfolio.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.



Attest:                                THE PENN STREET FUND, INC.




_____________________________          __________________________________
By: _________________________          By:  G. Michael Mara
Title:  Secretary                              Title: President


Attest:                                CITCO-QUAKER FUND ADVISORS, INC.


_____________________________          __________________________________
By:  ________________________          By:  David D. Jones
Title: ______________________          Title: President


Attest:                                BERKSHIRE ADVISORS, INC.





_____________________________          __________________________________
By:  ________________________          By:  Jay R. Kemmerer
Title:  _____________________          Title:  President